UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549


                         FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

                  Commission File Number: 0-25164

                     LUCOR, INC.
                     -----------
(Exact name of registrant as specified in its charter)

                     790 PERSHING ROAD
                     RALEIGH, NC 27608
                      (919) 828-9511

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              CLASS A COMMON STOCK, $0.40 PAR VALUE
              -------------------------------------
(Title of each class of securities covered by this form)

                           NONE
                           ----
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)






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     Please place an X in the box(es) to designate the
appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [X]   Rule 12h-3(b)(1)(i)   [X]
Rule 12g-4(a)(1)(ii)    [ ]   Rule 12h-3(b)(1)(ii)  [ ]
Rule 12g-4(a)(2)(i)     [ ]   Rule 12h-3(b)(2)(i)   [ ]
Rule 12g-4(a)(2)(ii)    [ ]   Rule 12h-3(b)(2)(ii)  [ ]
                              Rule 15d-6            [ ]


     Approximate number of holders of record as of the certification or notice date: 111

     Pursuant to the requirements of the Securities Exchange Act of 1934, Lucor, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  May 9, 2001                    LUCOR, INC.

                                     By: /s/ Kendall A. Carr
                                         -----------------------
                                         Kendall A. Carr
                                         Chief Financial Officer